Exhibit 99.1

Purple Innovation Reports First Quarter 2022 Results

Lehi, Utah, May 10, 2022 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the first quarter ended March 31, 2022.

First Quarter Financial Summary (Comparisons versus First Quarter 2021)1

●	Net revenue decreased 23.2% to $143.2 million compared to $186.4 million.

o	Wholesale revenue decreased 6.3% and Direct-to-Consumer (DTC) revenue decreased 31.5%.

●	Gross margin was 36.1% compared to 46.9%.

●	Operating expenses as a percent of net revenue were 48.9% compared to 37.9%.

●	Operating loss was $(18.4) million compared to operating income of $16.9 million.

●	Net loss was $(13.6) million as compared to a net income of $20.9 million. Adjusted net loss was $(16.5) million, or $(0.24) per diluted share as compared to adjusted net income of $12.0 million, or $0.17 per diluted share.

●	EBITDA was $(10.6) million compared to $27.8 million. Adjusted EBITDA decreased to $(9.6) million compared to $22.8 million.

●	Cash and cash equivalents were $62.7 million at March 31, 2022.

“I am pleased that we exceeded our net revenue and adjusted EBITDA guidance, despite an increasingly challenging economic environment. Compared with the fourth quarter of 2021, these results represent a building block towards reestablishing Purple as a profitable growth company and creating a stronger foundation that will move us toward our long-term plans.” said Chief Executive Officer Rob DeMartini. “We were able to exceed guidance on stronger than expected demand in our wholesale and owned retail channels as we continue to build a true omnichannel brand. We are encouraged by elements of our recent performance, however, we remain in the early stages of creating the framework for strong operational execution.. While we are making progress, and believe we will see sequential improvements including second-half profitability during this year, evolving economic and post-pandemic headwinds such as the shift in consumer buying behavior from online to in-stores and away from home related categories toward experiences and travel, has caused us to adopt a more conservative view on the remainder of 2022.”

DeMartini continued, “While the timing around achieving our near- and long-term goals is being delayed, my confidence in our strategic initiatives remains strong. We have already seen some of the benefits of our plan manifest and expect these will compound as 2022 unfolds, leading to quarter-over-quarter improvement as the year progresses. We have a long journey ahead of us, but our first quarter results confirm that we are heading in the right direction.”

First Quarter 2022 Review

First quarter 2022 net revenue decreased 23.2% to $143.2 million, compared to $186.4 million in the first quarter of 2021. This decrease was primarily due to the challenging year-over-year comparison created by the pull forward of demand driven by the effects of COVID and economic stimulus in the first quarter of 2021, coupled with the pullback in discretionary consumer spending in early 2022. By channel, wholesale revenue decreased 6.3% and DTC revenue decreased 31.5%. DTC net revenues declined due to lower e-commerce revenue partially offset by growth in Purple retail showroom revenue driven by the addition of 25 showrooms over the last 12 months.

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Gross margin for the first quarter 2022 declined to 36.1% compared to 46.9% in the year ago period. This decline was primarily attributable to elevated level of labor and overhead costs coupled with a larger than expected reduction in higher margin e-commerce sales. DTC revenues comprised approximately 60% of net revenue for the quarter, compared with approximately 67% in the same quarter last year.

Operating expenses were 48.9% of net revenue for the first quarter of 2022 compared to 37.9% in the year ago period. The increase in operating expenses as a percent of net revenue compared with the prior year period was driven primarily by a decrease in net revenue coupled with an increase in showroom-related operating expenses associated with continued showroom expansion and an increase in ongoing infrastructure development costs. These increases were partially offset by a reduction in marketing and sales expenses due to a pullback in paid search advertising and other efficiency gains.

Operating loss was $(18.4) million for the first quarter 2022 compared to operating income of $16.9 million in the prior year period.

Net loss was $(13.6) million for the first quarter 2022 compared to a net income of $20.9 million in the year ago period. As previously disclosed, the Company determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended March 31, 2022 and 2021, the Company recognized non-cash gains of $3.9 million and $9.1 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net loss, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including gains associated with the change in fair value of warrant liabilities, was $(16.5) million, or $(0.24) per diluted share, compared to adjusted net income of $12.0 million, or $0.17 per diluted share in the prior year period. Adjusted net income (loss) has also been adjusted to reflect an estimated effective income tax rate of 14.9% for the current year period resulting in an adjusted income tax benefit and 25.4% for the comparable prior year period resulting in an adjusted income tax expense.

EBITDA for the first quarter 2022 was $(10.6) million compared to $27.8 million in the first quarter 2021. Adjusted EBITDA, which excludes the adjustment for non-cash gain associated with the change in fair value of warrant liabilities, Tax Receivable Agreement benefit, new production facility start-up costs, non-cash stock-based compensation, executive search costs, severance, showroom opening costs, product reserve and COVID-19 related expenses, was $(9.6) million compared to Adjusted EBITDA of $22.8 million in the prior year period.

Balance Sheet

As of March 31, 2022, the Company had cash and cash equivalents of $62.7 million compared to $91.6 million as of December 31, 2021. The decrease was driven primarily by cash used in operations of $44.3 million, capital expenditures of $12.6 million primarily related to showroom expansion, the repayment of the full $55.0 million outstanding on the credit facility, a $5.8 million tax receivable agreement payment and a $2.5 million prepayment on term debt. These uses of cash were offset by net proceeds of $92.9 million received from the secondary offering completed in March 2022. The company believes its cash is adequate through the balance of the year.

Inventories as of March 31, 2022 totaled $105.8 million compared with $98.7 million as of December 31, 2021. The increase in inventories was driven by higher non-mattress finished goods due to extended sourcing lead times, partially offset by a reduction in mattress inventories.

2022 Outlook

Due to economic and post-pandemic headwinds that are expected to continue, such as from the effects of inflation and changes in consumer spending patterns, the Company is taking a more cautious view on the remainder of the year and is amending its 2022 outlook. It now expects full year 2022 net revenue to be between $650 million and $690 million, compared with its prior range of $790 million to $830 million. Adjusted EBITDA for 2022 is now expected to be between $21 million and $27 million, compared with its prior range of $26 million to $33 million and compared with 2021 adjusted EBITDA of $11.0 million. The more modest reduction in the Company’s adjusted EBITDA outlook compared with the change in revenue reflects the early progress on reducing expenses and eliminating less effective advertising spending.

The Company still expects sequential improvements each quarter in 2022 and believes that it will achieve profitable growth in the second half of the year. The Company now expects it will exit 2022 with gross margins close to 40%, as it benefits from the strategies currently being implemented aimed at improving execution and strengthening margins, elevating the Purple brand, further developing and expanding distribution channels and accelerating product innovation, offset by changes in channel mix.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, May 10, 2022 at 4:30 p.m. Eastern Time. To access the call dial (8000 239-9838 (domestic) or (929) 477-0402 (international) and provide the Conference ID: 6122811. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help improve lives through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, bedding, frames and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, GelFlex Grid, is the foundation of many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. Visit Purple online at purple.com and “like” Purple on Facebook and “follow” on Instagram.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in capacity, innovation and showrooms; expected continuing quarter to quarter improvements in profitability and our ability to achieve profitability; expected incremental improvement in net revenue throughout the year; expected sequential improvements in performance from quarter to quarter; expected improvement in margin rates; our ability to successfully execute on improvement strategies; expected improvements in our operating performance; our ability to improve brand recognition; demand for our products; expectations regarding consumer behavior; our ability to develop and expand our distribution channels; our ability to accelerate production innovation; and expected financial and operating results for the full year 2022. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, as amended by our Annual Report on Form 10-K/A filed with the SEC on March 16, 2022 and our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for full year 2022, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

Purple Innovation, Inc.

Gina Balistreri
Senior Public Relations Manager
gina.b@purple.com
414-213-4460

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$62,698	$91,616
Accounts receivable, net	29,006	25,430
Inventories, net	105,826	98,690
Prepaid expenses	7,262	8,064
Other current assets	5,483	5,702
Total current assets	210,275	229,502
Property and equipment, net	119,939	112,614
Operating lease right-of-use assets	75,578	68,037
Intangible assets, net	14,199	13,204
Deferred income taxes	219,703	217,791
Other long-term assets	1,255	1,322
Total assets	$640,949	$642,470

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,884	$79,752
Accrued sales returns	5,146	7,116
Accrued compensation	11,737	8,928
Customer prepayments	4,861	10,854
Accrued sales tax	3,290	4,672
Accrued rebates and allowances	7,009	10,169
Operating lease obligations – current portion	8,408	7,053
Warrant liabilities	415	—
Other current liabilities	7,625	13,470
Total current liabilities	111,375	142,014
Debt, net of current portion	37,353	94,113
Operating lease obligations, net of current portion	89,392	81,159
Warrant liabilities	—	4,343
Tax receivable agreement liability, net of current portion	161,970	162,239
Other long-term liabilities, net of current portion	14,574	12,061
Total liabilities	414,664	495,929

Commitments and contingencies (Note 13)

Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 82,638 issued and outstanding at March 31, 2022 and 66,493 issued and outstanding at December 31, 2021	8	7
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at March 31, 2022 and at December 31, 2021	—	—
Additional paid-in capital	500,824	407,591
Accumulated deficit	(275,327)	(261,825)
Total stockholders’ equity	225,505	145,773
Noncontrolling interest	780	768
Total stockholders’ equity	226,285	146,541
Total liabilities and stockholders’ equity	$640,949	$642,470

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2022	2021

Revenues, net	$143,179	$186,429
Cost of revenues	91,553	98,905
Gross profit	51,626	87,524
Operating expenses:
Marketing and sales	49,959	54,368
General and administrative	17,888	14,526
Research and development	2,143	1,723
Total operating expenses	69,990	70,617
Operating income (loss)	(18,364)	16,907
Other income (expense):
Interest expense	(1,023)	(570)
Other income (expense), net	17	(68)
Tax receivable agreement benefit	—	174
Change in fair value – warrant liabilities	3,928	9,147
Total other income, net	2,922	8,683
Net income (loss) before income taxes	(15,442)	25,590
Income tax benefit (expense)	1,811	(4,651)
Net income (loss)	(13,631)	20,939
Net income (loss) attributable to noncontrolling interest	(129)	115
Net income (loss) attributable to Purple Innovation, Inc.	$(13,502)	$20,824

Net income (loss) per share:
Basic	$(0.20)	$0.32
Diluted	$(0.20)	$0.17
Weighted average common shares outstanding:
Basic	67,058	64,592
Diluted	67,506	68,372

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(13,631)	$20,939
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,842	1,549
Non-cash interest	148	129
Change in fair value – warrant liabilities	(3,928)	(9,147)
Tax receivable agreement benefit	—	(174)
Stock-based compensation	542	479
Non-cash lease expense	1,853	953
Deferred income taxes	(1,912)	1,835
Changes in operating assets and liabilities:
Accounts receivable	(3,576)	(12,507)
Inventories	(7,136)	2,444
Prepaid expenses and other assets	1,021	2,109
Accounts payable	(15,900)	(10,408)
Accrued sales returns	(1,970)	(148)
Accrued compensation	2,757	(4,435)
Customer prepayments	(5,993)	1,648
Accrued rebates and allowances	(3,160)	(5,327)
Operating lease obligations	(1,435)	(809)
Other accrued liabilities	4,197	1,479
Net cash used in operating activities	(44,281)	(9,391)

Cash flows from investing activities:
Purchase of property and equipment	(12,631)	(12,285)
Investment in intangible assets	(447)	(69)
Net cash used in investing activities	(13,078)	(12,354)

Cash flows from financing activities:
Payments on term loan	(2,531)	(563)
Payments on revolving line of credit	(55,000)	—
Payments for debt issuance costs	(1,242)	—
Proceeds from secondary stock offering	93,125	—
Payments for secondary stock offering costs	(230)	—
Proceeds from InnoHold indemnification payment	—	4,142
Tax receivable agreement payments	(5,847)	(628)
Distributions to members	—	(545)
Proceeds from exercise of warrants	—	116
Proceeds from exercise of stock options	166	83
Net cash provided by financing activities	28,441	2,605

Net decrease in cash	(28,918)	(19,140)
Cash and cash equivalents, beginning of the year	91,616	122,955
Cash and cash equivalents, end of the period	$62,698	$103,815

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$863	$430
Cash paid during the period for income taxes	$44	$519

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$4,730	$4,168
Non-cash leasehold improvements	$—	$701
Accrued tax distributions	$228	$99
Tax receivable agreement liability	$—	$777
Deferred income taxes	$—	$971
Exercise of warrant liabilities	$—	$64,146

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

(unaudited)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA and adjusted EBITDA. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended March 31,
	2022	2021

GAAP net income (loss)	$(13,631)	20,939
Interest expense	1,023	570
Income tax (benefit) expense	(1,811)	4,651
Other (income) expense, net	(17)	68
Depreciation and amortization	3,842	1,549
EBITDA	(10,594)	27,777
Adjustments:
Change in fair value - warrant liability	(3,928)	(9,147)
Stock-based compensation expense	542	479
Tax Receivable Agreement benefit	—	(174)
Legal fees	162	1,112
Executive interim and search costs	1,714	360
Severance costs	1,278	193
Showroom opening costs	676	80
New production facility start-up costs	263	2,062
COVID-19 related expenses	329	38
Adjusted EBITDA	$(9,558)	$22,780

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended March 31,
	2022	2021
Net income (loss)	$(13,631)	$20,939
Income tax (benefit) expense, as reported	(1,811)	4,651
Tax receivable agreement benefit	—	(174)
Change in fair value – warrant liabilities	(3,928)	(9,147)
Adjusted net income (loss) before income taxes	(19,370)	16,269
Adjusted income tax benefit (expense)(1)	2,886	(4,295)
Adjusted net income (loss)	$(16,484)	$11,974

Adjusted net income (loss) per share, diluted	$(0.24)	$0.17

Adjusted weighted-average shares outstanding, diluted(2)	67,506	68,642

(1)	Represents the estimated effective tax rate of 14.9% and 26.4% for the three months ended March 31, 2022 and 2021, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three months ended March 31, 2022 and 2021:

	For the Three Months Ended
	March 31, 2022			March 31, 2021
	Net Income	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$(13,502)	67,506	$(0.20)	$20,824	68,372	$0.17
Assumed exchange of shares(2)	(129)	—		115	470
Net income (loss)	(13,631)			20,939
Adjustments to arrive at adjusted income before taxes(3)	(5,739)			(4,670)
Adjusted income (loss) before taxes	(19,370)			16,269
Adjusted income tax benefit (expense)(4)	2,886			(4,295)
Adjusted net income (loss)	$(16,484)	67,506	$(0.24)	$11,974	68,842	$0.17

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. Net income per share, diluted includes the effect of an adjustment to net income attributable to Purple Innovation, Inc. to consider the dilutive impact of the change in fair value of warrant liabilities.

(2)	For the three months ended March 31, 2022, the assumed full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period was included in the calculation of the Weighted Average Shares, Diluted on the previous line as the effect was dilutive. For the three months ended March 31, 2021 the effect of the assumed full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period was not dilutive and thus were included on this line. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 14.9% and 26.4% for the three months ended March 31, 2022 and 2021, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.